Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

August 18, 2008

(949) 451-3800	C 87007-00012

(949) 451-4220

Standard Pacific Corp.

15326 Alton Parkway

Irvine, CA 92618

Re:	Standard Pacific Corp.
Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Standard Pacific Corp., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to an additional 19,303,520 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) to be issued by the Company from time to time pursuant to its 2008 Equity Incentive Plan, as amended (the “Plan”), as follows: (i) 19,023,543 shares of the Company’s Common Stock to be issued by the Company from time to time pursuant to an amendment to the Plan approved by the Company’s stockholders on August 18, 2008, and (ii) 279,977 shares of the Company’s Common Stock that as a result of terminations, cancellations and forfeitures of outstanding awards since June 30, 2008 are now issuable under the Plan and that were previously authorized for issuance under the Company’s 2000 Stock Incentive Plan, 2001 Non-Executive Officer Stock Incentive Plan and 2005 Stock Incentive Plan (the “Prior Plans”), and are now issuable under the Plan pursuant to the provisions of the Plan, which provide that any shares subject to outstanding awards under the Prior Plans as of June 30, 2008, that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), will be available for issuance under the Plan (collectively, the “Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan against payment therefor, will be validly issued, fully paid and non-assessable.

Standard Pacific Corp.

August 18, 2008

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ GIBSON, DUNN & CRUTCHER LLP